Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2006 accompanying the consolidated financial statements of Hiland Partners, LP and subsidiaries included in the Annual Report of Hiland Partners, LP on Form 10-K for the year ended December 31, 2005 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

January 4, 2007